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                                                  EXHIBIT 11


EARNINGS PER SHARE
------------------

The numerator and denominator of basic and diluted earnings per share are as follows:


                                                  Three months ended
                                            ------------------------------
                                            December 31,      December 31,
                                               1999               2000
                                           -------------      ------------
Numerator - net loss as reported               (954,000)        (1,677,800)
Denominator - Weighted average number
  of shares outstanding                      11,563,700         12,426,500
Effect of dilutive securities:
    Dilutive weighted average number
      of shares outstanding                  11,563,700         12,426,500
Basic earnings (loss) per share                  ($0.08)            ($0.14)
Diluted earnings (loss) per share                ($0.08)            ($0.14)
